Exhibit 10.1

April 26, 2013
Mr. Earl R. Lewis

Dear Earl:
The purpose of this letter is to confirm the terms by which you will continue to be engaged by FLIR Systems, Inc. (the “Company”) as the Company’s non-executive Chairman of the Board of Directors (“Non-Executive Chairman”) and as Senior Advisor to the Company following your retirement as President and Chief Executive Officer. The key terms of your service shall be as follows:
1.Term and Termination. Your voluntary retirement as President and Chief Executive Officer of the Company shall become effective on May 19, 2013 (the “Separation Date”). The Company hereby agrees to waive the requirement of thirty (30) days’ written notice of your voluntary retirement as otherwise required under the Executive Employment Agreement between you and the Company, dated as of January 1, 2013 (the “Employment Agreement”). Following the Separation Date, you agree to serve as Non-Executive Chairman and as Senior Advisor to the Company for a period of two years after the Separation Date (the “Term”); provided that (i) you may terminate the Term earlier than as set forth herein following thirty (30) days’ prior written notice of such termination to the Company, (ii) the Company may terminate the Term, but only for Cause (as defined in the Employment Agreement), provided that the Board may select another individual to serve as Chairman of the Board during the Term and such an election shall not constitute for purposes of this agreement a termination of the Term, and (iii) the Term shall terminate immediately upon your death.
2.    Senior Advisor Services. In addition to your services as Non-Executive Chairman and as a director, you agree that as Senior Advisor you will provide transition and other related advisory and consulting services to the Company during the Term in order to assist in providing an effective transition of your executive responsibilities to your successor as President and Chief Executive Officer. You will advise both the Board of Directors (the “Board”) and your successor on matters involving Company strategy, mergers and acquisitions, organizational considerations and other matters specified by the Board. You shall diligently and competently perform such services and use reasonable efforts in connection with the performance of such services. You and the Company agree that (i) during the first 12 months of the Term, the anticipated level of all services that you will perform for the Company as Senior Advisor will not be in excess of 10 hours per week, which is less than 20% of the average level of services that you had performed for the Company during the three-year period prior to the Separation Date, and (ii) during the remainder of the Term, the anticipated level of services that you will perform for the Company as Senior Advisor will not be in excess of five hours per week. Upon presentation of appropriate receipts, the Company will reimburse you for all documented, out-of-pocket expenses you incur in the performance of your duties as Non-Executive Chairman and Senior Advisor, including, but not limited to, expenses you incur when traveling on Company business.
3.    Compensation. As compensation for your service as a director, the Company will pay you the Board retainers and committee and meeting fees in effect during the Term, and as additional compensation for your service as Non-Executive Chairman, the Company will pay you an annual retainer

Earl R. Lewis
April 26, 2013

of $100,000. You will not be eligible for an equity grant with respect to your Board service in 2013, but you will receive an equity grant for such service in 2014 in accordance with the Company’s Board compensation policy then in effect. As compensation for your services as a Senior Advisor, the Company will pay you an advisory fee in the amount of $900,000 per annum during the first 12 months of the Term and $450,000 per annum for the remainder of the Term, payable in equal monthly installments. You and your dependents may continue your participation in the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). You will be required to pay the full cost of the premiums under the Health Plan, and the Company will reimburse you for the portion of such premiums that would be paid by the Company if you were an active employee. For the avoidance of doubt, you will be entitled to no additional compensation for your services following the Separation Date except as set forth in this section.
4.    Employment Agreement. You and the Company hereby acknowledge and agree that all payments and benefits to which you may be entitled upon your voluntary resignation shall be governed by, and subject to the requirements of, the Employment Agreement, including Section 4.4 thereof, and all other Company plans and programs in which you participate, including without limitation the Company’s Supplemental Employee Retirement Plan and all outstanding equity award agreements. During the Term, your equity compensation awards will remain outstanding in accordance with their terms, and your services as Senior Advisor shall be taken into account as continuous consulting service with respect to such awards.
5.    Administrative Support. During the Term, the Company shall provide you with an office at such location or locations as you and the Company shall mutually determine, access to the Company’s telephone, email and computer systems and appropriate administrative support.
6.    Relationship. It is the intention of the parties to this letter agreement that, during the Term, you will not be an employee of the Company and nothing in this letter shall be construed to create an employment relationship between you and the Company following the Separation Date. You recognize, acknowledge and agree that all income paid to you under this letter agreement shall constitute income from self-employment and you shall be required to pay self-employment taxes pursuant to Section 1401 of the Internal Revenue Code. You recognize, acknowledge and agree that the Company, its officers, directors, and employees shall have no obligation or liability whatsoever to you, your heirs, administrators, assigns, or creditors for workers’ compensation, federal and state payroll taxes, unemployment compensation, minimum wages, Social Security assessments or similar charges, taxes or liabilities applicable to an employment relationship.
7.    Future Cooperation. In connection with any and all claims, disputes, negotiations, investigation, lawsuits or administrative proceedings involving the Company, you agree to make yourself available, upon reasonable notice from the Company, and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. The Company will reimburse you for all documented, out-of-pocket expenses you incur in providing such cooperation to the Company. Any reimbursement payable pursuant to this section shall be paid as soon as administratively feasible upon your request. Notwithstanding anything in this agreement to the contrary, you and the Company agree that the obligations imposed upon you under this section shall survive the expiration of the Term.
8.    Governing Law. This letter agreement will be governed by and construed in accordance with the laws of the State of Oregon.
Sincerely,

FLIR Systems, Inc.

Earl R. Lewis
April 26, 2013

/s/ Angus Macdonald
Angus Macdonald
Chairman, Compensation Committee

This letter agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Earl R. Lewis
Earl R. Lewis

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